Exhibit 99.1
PRESS RELEASE

Contacts: James E. Green, Executive Vice President, Corporate Affairs 423-989-8125 David E. Robinson, Senior Director, Corporate Affairs 423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS ANNOUNCES CORPORATE
RESTRUCTURING TO REDUCE OPERATING EXPENSES
Expected Cost Savings Over and Above
Anticipated Synergies from Alpharma Acquisition
BRISTOL, TENNESSEE, February 3, 2009 – King Pharmaceuticals, Inc. (NYSE:KG) announced today restructuring and workforce reduction initiatives it is taking to decrease the Company’s operating expenses. These actions, when combined with the reduction in headcount arising from King’s recent acquisition of Alpharma Inc., result in a total workforce reduction of approximately 22% or approximately 760 positions.
Approximately 240 of these reductions are corporate positions associated with synergies from the Alpharma acquisition. Approximately 520 of these reductions are associated with the restructuring announced today, of which approximately 380 are field sales positions and approximately 140 are corporate positions. Following the restructuring, the Company’s sales force promoting its branded prescription products will total approximately 720.
Brian A. Markison, Chairman, President and Chief Executive Officer of King, stated, “Following the recent court decision relating to our SKELAXIN® (metaxalone) patents and the uncertainty that it creates with respect to the continued exclusivity of the product, we thoroughly assessed our cost structure. We concluded the restructuring measures announced today will better position us to support the near-term priorities of our strategic plan.”
In connection with its restructuring initiatives, the Company estimates that it will incur costs resulting in a special charge of between $50 million and $55 million, all of which it expects to incur in the first half of 2009. These costs are exclusive of any special charges associated with the Company’s activities related to the integration of Alpharma.
The Company plans to provide more details with respect to today’s announcement during its conference call on February 26, 2009, the date it intends to announce its financial results for the fourth quarter and year ended December 31, 2008.
Recently, the U.S. District Court for the Eastern District of New York issued an Order invalidating United States Patent Nos. 6,407,128 and 6,683,102, two patents relating to SKELAXIN®. The Company plans to appeal upon entry of an appropriate judgment and vigorously enforce its intellectual property rights.

About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience and hospital. King is also a leader in the development, registration, manufacture and marketing of pharmaceutical products for food producing animals.
About Forward-Looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to King’s expectations regarding costs associated with its restructuring; and statements pertaining to King’s plan to provide more details regarding today’s announcement and release its financial results for the fourth quarter and year ended December 31, 2008 on February 26, 2009. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on King’s ability to fully realize the benefit of actions it is taking with respect to its cost structure; dependence on the actual amount of the costs incurred as a result of these initiatives; dependence on King’s cash flow; dependence on King’s ability to continue to successfully execute the Company’s strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on King’s ability to successfully capture synergies from its recent acquisition of Alpharma Inc.; dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which King has an interest; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration’s (“FDA”) review of Investigational New Drug applications (“IND”), New Drug Applications (“NDA”), and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to products in development; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King’s products; dependence on the potential effect on sales of the Company’s existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy; and dependence on King’s ability to provide more details regarding today’s announcement and release its financial results for the fourth quarter and year ended December 31, 2008 as planned on February 26, 2009. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2007, and Form 10-Q for the third quarter ended September 30, 2008, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.
# # #
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TN 37620